For Immediate Release
Albertsons Companies Appoints Jim Donald President and Chief Executive Officer
Bob Miller to Continue as Chairman of the Board
Boise, Idaho, September 12, 2018 (GLOBE NEWSWIRE) – Albertsons Companies announced today that Jim Donald, currently the company’s President and Chief Operating Officer, has been appointed President and Chief Executive Officer of Albertsons Companies, effective immediately. Robert Miller, currently the company’s Chairman and Chief Executive Officer, will continue as the Chairman of the Board.
Miller and Donald are two of grocery retail’s preeminent leaders. Miller’s 57-year retail career began as a high school job in Southern California in the backroom of a neighborhood supermarket. He took on roles of increasing responsibility, culminating in his serving as Executive Vice President of Operations for Albertsons, Inc. Miller left Albertsons in 1991 and went on to serve as Chief Executive officer of Fred Meyer, Inc.; Chief Operating Officer and Vice Chairman of Kroger; and Chief Executive Officer of Rite Aid. In 2006, Miller returned to lead Albertsons LLC as CEO following the divestiture of Albertson’s, Inc.’s assets.
Donald’s 47-year retail career began as a trainee in Florida with Publix Supermarkets. He joined Albertsons in 1976, which culminated in his being appointed Vice President of Operations in Arizona. In 1991, he was recruited personally by Sam Walton to join Walmart to lead the development of their grocery business and Superstore concept. Donald subsequently left for Safeway in 1994 to be the Senior Vice President of their 130-store Eastern region, a position he held for two years. His first Chief Executive Officer role was at Pathmark Stores from 1996 through 2002, followed by his most well-known appointment as President and Chief Executive Officer at Starbucks, where he notably led the company through record growth, including five straight years of 20%+ annual earnings increases. Post Starbucks, Donald served as Chief Executive Officer of two other companies, Haggen and Extended Stay America, Inc. Named one of the “Top 25 CEOs in the World” by The Best Practice Institute and one of Business Travel News’ “25 Most Influential Business Travel Executives” in 2013 for his leadership of Extended Stay America where he led its successful $565 million IPO, Donald joined Albertsons Companies in March 2018 as President and Chief Operating Officer.
“Jim is an exceptional retailer. In the seven months since he joined Albertsons Companies, he’s flown tens of thousands of miles and met personally with thousands of employees in hundreds of our stores, distribution centers, manufacturing plants, and offices around the country,” Miller said. “His expertise in listening to front line employees and customers, facilitating employee engagement and generating sales is unmatched, and there is no better leader for Albertsons Companies at this stage in our evolution.”
“Albertsons Companies is uniquely positioned to operate in both a ‘four walls’ traditional environment and the ‘no walls’ world of technology,” Donald said. “We serve 34 million customers each week across our 2,300-plus stores and serve 5.5 million patients in our 1,700-plus pharmacies. That’s a significant food, health, and wellness footprint. We’re well positioned to serve the evolving needs of today’s customer, wherever and whenever they choose to shop with us. I am looking forward to leading this dynamic company as we focus on innovation and customer-centric retailing in all its forms.”

About Albertsons Companies
Albertsons Companies, Inc. is one of the largest food and drug retailers in the United States, with both a strong local presence and national scale. Albertsons Cos. operates stores across 35 states and the District of Columbia under 20 well-known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw’s, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen and Carrs, as well as meal kit company Plated based in New York City. Albertsons Cos. is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2017 alone, along with the Albertsons Companies Foundation, the Company gave nearly $300 million in food and financial support. These efforts helped millions of people in the areas of hunger relief, education, cancer research and treatment, programs for people with disabilities and veterans outreach.
Important Notice Regarding Forward-Looking Statements
This release may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions about market conditions and its future operating performance which we believe to be reasonable at this time. The words “expect,” “believe,” “estimate,” “intend,” “plan” and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, as well as assumptions (including assumptions about general economic, market, industry and operational factors), known or unknown, which could cause the actual results to vary materially from those indicated or anticipated. A further list and description of risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended February 24, 2018 filed with the Securities and Exchange Commission (the “SEC”) and other documents that the Company may file or furnish with the SEC, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relate only to the date they were made, and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.

Albertsons Companies Contact
Christine Wilcox, Vice President, Communications & Education
christine.wilcox@albertsons.com
www.albertsonscompanies.com